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                                                                    EXHIBIT 23.6

         CONSENT OF MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

     We hereby consent to the reference to our firm under the captions
"Summary -- The Merger and the Merger Agreement -- Opinions of Financial Advisors," "The Merger -- Background," "The Merger -- Panhandle's Reasons for the Merger; Recommendation of Board of Directors of Panhandle," and "The
Merger -- Opinions of Financial Advisors" in, and to the inclusion of a copy of our opinion letter as Appendix II to, the Joint Proxy Statement/Prospectus, and to the reference to our firm in the Panhandle Eastern Corporation letter to stockholders, each of which is a part of the Registration Statement filed by Panhandle Eastern Corporation on Form S-4 under the Securities Act of 1933, as amended. By giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "experts" as used in the Securities Act of 1933, as amended, or rules and regulations of the Securities and Exchange Commission thereunder.

                                        MERRILL LYNCH, PIERCE, FENNER & SMITH
                                                    INCORPORATED

                                        By: /s/  ROB L. JONES
                                                 Rob L. Jones
                                                 Director
                                                 Investment Banking Group

Houston, Texas
October 20, 1994